FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE APPOINTS NEW CHIEF FINANCIAL OFFICER

BLOOMFIELD HILLS, MI, June 16, 2015 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today announced that J.D. Carlson, the company’s Senior Vice President and Corporate Controller, has been named Executive Vice President and Chief Financial Officer, effective immediately. Mr. Carlson replaces David K. Jones, who has resigned from his role as Executive Vice President and Chief Financial Officer to accept a similar position with another company. Mr. Jones will remain with the company through June 30, 2015, in an advisory capacity.

Mr. Carlson joined Penske Automotive in 2006 as Vice President and Corporate Controller. In May 2011, he was promoted to Senior Vice President and Corporate Controller and was named our principal accounting officer. Mr. Carlson has a strong operational and technical background in finance and accounting and will be responsible for all aspects of the company’s financial operations. His experience and tenure with the Penske Automotive organization will maintain the integrity and discipline of our worldwide financial operations and provide a solid foundation for success in this new role.

The company also announced the promotion of Shelley Hulgrave from Corporate Accounting Manager, a position she has held since October 2006, to Corporate Controller. Since joining the company in 2006, Ms. Hulgrave has taken on increasing roles and responsibilities, including coordination with the company’s accounting teams in the United States, Europe and Australia, which positions her well for success in her new role. Previously, Ms. Hulgrave’s work experience included five years with the accounting firm of Ernst & Young where she served as an Audit Manager.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG employs more than 22,000 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information, visit the company’s website at www.penskeautomotive.com.

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Inquiries should contact:

J.D. Carlson Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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